Consent of Independent Registered Public Accounting Firm

Naked Brand Group Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 30, 2015, except as to Note 1, which is as of September 24, 2015, relating to the consolidated financial statements of Naked Brand Group Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA LLP

BDO USA, LLP
New York, New York

September 24, 2015